Exhibit 3.2

Article I, Section 7

VOTING. Each share of stock shall entitle the holder thereof to one (1) vote. Each Common Director (as defined below) shall be elected by the vote of the majority of the votes cast with respect to the Common Director at any meeting for the election of Common Directors at which a quorum is present, provided that if the number of nominees for Common Director exceeds the number of Common Directors to be elected, the Common Directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Common Directors. For purposes of this Section, a majority of votes cast means that the number of shares voted “for” a Common Director must exceed the number of votes cast “against” such Common Director. If a Common Director is not elected, the Common Director shall offer to tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee of the Board of Directors (the “Nominating Committee”) will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action is to be taken. The Board of Directors will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days from the date of the certification of the election results. The Common Director who tenders his or her resignation will not participate in the Board of Directors’ decision. Any other action shall be authorized by a majority of the votes of each class or series of stock present and entitled to vote on such matter except where the General Corporation Law prescribes a different percentage of votes and/or a different exercise of voting power, and except as may be otherwise prescribed by the provisions of the Certificate of Incorporation and these Second Amended and Restated By-laws of the corporation (as the same may be amended or amended and restated from time to time, the “By-laws”). In the election of directors, and for any other action, voting need not be by ballot.